Exhibit 10(i)
                              EMPLOYMENT CONTRACT

     This Contract is made as of January 12, 1996, between Luby's Cafeterias, Inc. (the "Company"), a Delaware corporation, and John B. Lahourcade ("Employee"), as follows:

1. Recitals. Employee has rendered valuable services to the Company as an executive officer and has contributed materially to the growth and success of the Company over a period of many years. Employee's tenure as an executive officer of the Company is terminating on the date of this Contract. The Company desires to obtain for itself the continued services of Employee in the capacity of a consultant in order that the Company's management may continue to have the benefits of the experience, knowledge, and advice of Employee with regard to the Company's business and operations.

2. Employment. The Company hereby employs Employee as a consultant to the Company, and Employee hereby accepts such employment, upon the terms and conditions of this Contract.

3. Term. Such employment shall be for a term of five years commencing January 12, 1996, and ending January 11, 2001; provided, however, that such employment shall terminate upon the death of Employee or at such time as the Board of Directors shall determine that Employee is unable, by reason of disability, to perform his duties under this Contract.

4. Duties. During his employment, Employee shall, upon request, consult with the Company's management concerning the Company's business and operations. Consultations shall take place at the Company's principal offices or at such other place or places as may be agreed upon from time to time. Consultations shall be scheduled at reasonable times by mutual agreement.

5. Compensation and Benefits. As compensation for Employee's services under this Contract, the Company shall pay to Employee during the term of his employment a salary of $7,083.33 per month. In addition, Employee shall be entitled to participate during the term of his employment in the Company's group medical and hospitalization plan for its employees on the same basis as executive officers of the Company are entitled to participate. Unless otherwise agreed by the Company, Employee shall not be entitled to participate in any other employee benefit plans of the Company.

6. Expenses. The Company shall reimburse Employee for reasonable and necessary expenses incurred by Employee in connection with the performance of his duties under this Contract, subject to the presentation of vouchers or other appropriate evidence of the expenses incurred.

7. Non-compete. During the term of his employment, Employee shall not, directly or indirectly, enter into, engage in or give material assistance to any business or enterprise which is in direct competition with the business of the Company; provided, however, that this covenant shall not be violated by Employee's ownership of stocks, bonds or other securities traded upon any stock exchange or in the over-the-counter market.

     Executed in duplicate as of the day and year first above written.

                                              LUBY'S CAFETERIAS, INC.

                                              By:  John E. Curtis, Jr.
                                                   _________________________
                                                   President


                                                   John B. Lahourcade
                                                   _________________________
                                                   John B. Lahourcade